UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON,D.C.20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO ss. 240.13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO ss.240.13D-2

                              (AMENDMENT NO.___ )*

                            SYMMETRY SURGICAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   COMMON STOCK, $0.0001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   87159G100
                                 -------------
                                 (CUSIP Number)

                                 Krisha McCune
                   250 West 55th Street, 16th Floor, Suite A
                               New York, NY 10019
                                  646 593 7998
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                  MAY 28, 2015
--------------------------------------------------------------------------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 [_]  Rule 13d-1(b)
                 [X]  Rule 13d-1(c)
                 [_]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87159G100                                        13G

-------- -----------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
                                RTW Investments, LLC
-------- -----------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)[ ]
                                                                        (b)[X]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------- ----- -----------------------------------------
           Number of
            Shares               5     SOLE VOTING POWER
         Beneficially                  00,000
           Owned By              ----- -----------------------------------------
             Each                6     SHARED VOTING POWER
           Reporting                   523,205
            Person               ----- -----------------------------------------
             With                7     SOLE DISPOSITIVE POWER
                                       00,000
                                 ----- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       523,205
-------- -----------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          523,205
-------- -----------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]

-------- -----------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.07%
-------- -----------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          OO, IA
-------- -----------------------------------------------------------------------

CUSIP No. 87159G100                                        13G

-------- -----------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
                                RTW Master Fund Ltd.
-------- -----------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)[ ]
                                                                        (b)[X]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
-------------------------------- ----- -----------------------------------------
           Number of
            Shares               5     SOLE VOTING POWER
         Beneficially                  00,000
           Owned By              ----- -----------------------------------------
             Each                6     SHARED VOTING POWER
           Reporting                   523,205
            Person               ----- -----------------------------------------
             With                7     SOLE DISPOSITIVE POWER
                                       0,000
                                 ----- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       523,205
-------- -----------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          523,205
-------- -----------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]

-------- -----------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.07%
-------- -----------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
-------- -----------------------------------------------------------------------

CUSIP No. 87159G100                                        13G

-------- -----------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
                                  Roderick Wong
-------- -----------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)[ ]
                                                                        (b)[X]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
-------------------------------- ----- -----------------------------------------
           Number of
            Shares               5     SOLE VOTING POWER
         Beneficially                  00,000
           Owned By              ----- -----------------------------------------
             Each                6     SHARED VOTING POWER
           Reporting                   523,205
            Person               ----- -----------------------------------------
             With                7     SOLE DISPOSITIVE POWER
                                       00,000
                                 ----- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       523,205
-------- -----------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         523,205
-------- -----------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]

-------- -----------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.07%
-------- -----------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN,  HC
-------- -----------------------------------------------------------------------

ITEM 1.

         (a) Name of Issuer:
             Symmetry Surgical, Inc.

         (b) Address of Issuer's Principal Executive Offices:
             3034 Owen Drive
             Antioch, TN 37013
ITEM 2.

1.       (a) Name of Person Filing:            RTW Investments, LLC
                                               RTW Master Fund, Ltd.
                                               Roderick Wong

         (b) Address of Principal Business     RTW Investments, LLC
             Office, or, if None, Residence:   250 West 55th Street, 16th Floor
                                               Suite A
                                               New York, NY 10019

                                               RTW Master Fund, Ltd.
                                               c/o Walkers Corporate
                                                   Services Limited
                                               Walker House
                                               87 Mary Street
                                               Georgetown
                                               Grand Cayman KY1-9005
                                               Cayman Islands

                                               Roderick Wong
                                               c/o RTW Investments, LLC
                                               250 West 55th Street, 16th Floor
                                               Suite A
                                               New York, NY 10019


         (c) Citizenship:                      RTW Investments, LLC--Delaware
                                               RTW Master Fund, Ltd. --
                                                                  Cayman Islands
                                               Roderick Wong -- United States
                                                                of America

         (d) Title  of Class of Securities:    COMMON STOCK, $0.0001
                                               PAR VALUE PER SHARE

         (e) CUSIP Number:                     87159G100

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.78c).
     (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).
     (f) [ ] An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F).
     (g) [ ] A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G).
     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
     (j) [ ] A non-U.S. institution in accordance with ss.240.13d-(b)(1)(ii)(J).
     (k)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(K).

     If filing is a non-U.S. institution in accordance with ss.240.13d-(b)(1)(ii)(J) please specify the type of institution.

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          RTW Investments, LLC:         523,205
          RTW Master Fund, Ltd.:        523,205
          Roderick Wong:                523,205

     (b)  Percent of class:
          RTW Investments, LLC:         5.07%
          RTW Master Fund, Ltd.:        5.07%
          Roderick Wong:                5.07%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:
               RTW Investments, LLC:         0
               RTW Master Fund, Ltd.:        0
               Roderick Wong:                0

          (ii) Shared power to vote or to direct the vote:
               RTW Investments, LLC:         523,205
               RTW Master Fund, Ltd.:        523,205
               Roderick Wong:                523,205

          (iii) Sole power to dispose or to direct the disposition of:
                RTW Investments, LLC:         0
                RTW Master Fund, Ltd.:        0
                Roderick Wong:                0

          (iv) Shared power to dispose or to direct the disposition of:
               RTW Investments, LLC:         523,205
               RTW Master Fund, Ltd.:        523,205
               Roderick Wong:                523,205

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Persons.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: June 3, 2015
                                                RTW  INVESTMENTS, LLC

                                               /s/ Roderick Wong
                                               ------------------
                                               Rodrick Wong, Managing Member


                                               RTW MASTER FUND, LTD.
                                               June 3, 2015

                                               /s/ Roderick Wong
                                               ------------------
                                               Rodrick Wong, Managing Member


                                               RODERICK WONG
                                               June 3, 2015

                                               /s/ Roderick Wong
                                               ------------------
                                               Rodrick Wong